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                                                                     EXHIBIT 5.1



                        [LETTERHEAD OF IDT CORPORATION]
                                November 3, 1997



IDT Corporation
294 State Street
Hackensack, NJ 07601



      RE: IDT CORPORATION FORM S-3 REGISTRATION STATEMENT (NO. 333-37141)



Ladies and Gentlemen:



    I am the Secretary and General Counsel of IDT Corporation (the "Company"), and as such I have been asked to render the following opinion with respect to the 1,849,871 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), being registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended. All of the Shares being so registered will be offered and sold from time to time by the Debenture Investors (as defined in the Registration Statement), Mr. David Turock and Prime Leasing, Inc. I have examined the proceedings relating to the issuance of the Shares.



    It is my opinion that all of the Shares, upon the sale thereof in the manner referred to in the Registration Statement, will be legally issued shares and will be fully paid and non-assessable.



    I consent to the use of this Opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the Prospectus which is part thereof.



                                             Very Truly Yours,



                                             /s/ Joyce J. Mason
                                          Joyce J. Mason
                                          Secretary and General Counsel